FB Financial Corporation Reports First Quarter 2025 Financial Results
Reports Q1 Diluted EPS of $0.84, Adjusted Diluted EPS* of $0.85
NASHVILLE, TENNESSEE—April 14, 2025-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $39.4 million, or $0.84 per diluted common share, for the first quarter of 2025, compared to $0.81 in the previous quarter and $0.59 in the first quarter of last year. Adjusted net income* was $40.1 million, or $0.85 per diluted common share, compared to $0.85 in both the previous quarter and the first quarter of last year.
The Company ended the first quarter with loans held for investment (“HFI”) of $9.77 billion compared to $9.60 billion at the end of the previous quarter, a 7.14% annualized increase, and $9.29 billion at the end of the first quarter of last year, a 5.20% increase. Deposits remained relatively flat at $11.20 billion as of March 31, 2025, compared to $11.21 billion as of December 31, 2024, and increased 6.64% from $10.50 billion as of March 31, 2024. Net interest margin (“NIM”) was 3.55% for the first quarter of 2025, compared to 3.50% in the prior quarter and 3.42% in the first quarter of 2024. The Company ended the quarter with book value per common share of $34.44 and tangible book value per common share* of $29.12.
President and Chief Executive Officer, Christopher T. Holmes stated, “The Company had good results to start the year, with measured growth in loans and customer deposits during a quarter that was slower economically than we expected. As we move into the coming months, our high levels of capital and liquidity provide good buffers against a range of economic conditions. Additionally, our operating momentum has us prepared to capitalize on opportunities as we move forward.”

				Annualized
(dollars in thousands, except share data)	Mar 2025	Dec 2024	Mar 2024	Mar 25 / Dec 24 % Change	Mar 25 / Mar 24 % Change
Balance Sheet Highlights
Investment securities, at fair value	$1,580,720	$1,538,008	$1,464,682	11.3%	7.92%
Loans held for sale	172,770	126,760	82,704	147.2%	108.9%
Loans HFI	9,771,536	9,602,384	9,288,909	7.14%	5.20%
Allowance for credit losses on loans HFI	(150,531)	(151,942)	(151,667)	(3.77)%	(0.75)%
Total assets	13,136,449	13,157,482	12,548,320	(0.65)%	4.69%
Interest-bearing deposits (non-brokered)	8,623,636	8,625,113	8,191,962	(0.07)%	5.27%
Brokered deposits	414,428	469,089	130,845	(47.3)%	216.7%
Noninterest-bearing deposits	2,163,934	2,116,232	2,182,121	9.14%	(0.83)%
Total deposits	11,201,998	11,210,434	10,504,928	(0.31)%	6.64%
Borrowings	168,944	176,789	360,821	(18.0)%	(53.2)%
Allowance for credit losses on unfunded commitments	6,493	6,107	7,700	25.6%	(15.7)%
Total common shareholders’ equity	1,601,962	1,567,538	1,479,526	8.91%	8.28%
Book value per common share	$34.44	$33.59	$31.55	10.3%	9.16%
Tangible book value per common share*	$29.12	$28.27	$26.21	12.2%	11.1%
Total common shareholders’ equity to total assets	12.2%	11.9%	11.8%
Tangible common equity to tangible assets*	10.5%	10.2%	9.99%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2025 Financial Supplement.
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FB Financial Corporation
First Quarter 2025 Results

	Three Months Ended
(dollars in thousands, except share data)	Mar 2025	Dec 2024	Mar 2024
Statement of Income Highlights
Net interest income	$107,641	$108,381	$99,490
NIM	3.55%	3.50%	3.42%
Noninterest income	$23,032	$21,997	$7,962
Gain (loss) from securities, net	$16	$—	$(16,213)
(Loss) gain on sales or write-downs of premises and equipment, other real estate owned and other assets, net	$(625)	$(2,162)	$565
Total revenue	$130,673	$130,378	$107,452
Noninterest expense	$79,549	$73,174	$72,420
Early retirement and severance costs	$—	$463	$—
FDIC special assessment	$—	$—	$500
Merger and integration costs	$401	$—	$—
Efficiency ratio	60.9%	56.1%	67.4%
Core efficiency ratio*	59.9%	54.6%	58.1%
Pre-tax, pre-provision net revenue	$51,124	$57,204	$35,032
Adjusted pre-tax, pre-provision net revenue*	$52,134	$59,829	$51,180
Provisions for credit losses	$2,292	$7,084	$782
Net charge-offs ratio	0.14%	0.47%	0.02%
Net income applicable to FB Financial Corporation	$39,361	$37,886	$27,950
Diluted earnings per common share	$0.84	$0.81	$0.59
Effective tax rate	19.4%	24.4%	18.4%
Adjusted net income*	$40,108	$39,835	$39,890
Adjusted diluted earnings per common share*	$0.85	$0.85	$0.85
Weighted average number of shares outstanding - fully diluted	47,024,211	46,862,935	46,998,873
Returns on average:
Return on average total assets (“ROAA”)	1.21%	1.14%	0.89%
Adjusted*	1.23%	1.20%	1.27%
Return on average shareholders’ equity	10.1%	9.63%	7.70%
Return on average tangible common equity (“ROATCE”)*	11.9%	11.5%	9.29%
Adjusted*	12.3%	12.2%	13.5%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2025 Financial Supplement.
Balance Sheet and Net Interest Margin
The Company reported loans HFI of $9.77 billion at the end of the first quarter of 2025, compared to $9.60 billion at the end of the prior quarter. Net growth in loans HFI, was driven by net increases of $91.8 million in commercial and industrial loans, $67.9 million in consumer and other loans, $54.7 million in non-owner occupied commercial real estate loans and $21.8 million in residential real estate loans, offset by a decline in constructions loans of $65.4 million.
The Company reported total deposits of $11.20 billion at the end of the first quarter compared to $11.21 billion at the end of the fourth quarter. Total cost of deposits decreased to 2.54% during the first quarter compared to 2.70% in the fourth quarter of 2024. The decrease in cost was driven by a reduction in brokered deposits and actively moving higher cost deposits off the balance sheet. Noninterest-bearing deposits were $2.16 billion at the end of the quarter compared to $2.12 billion at the end of the fourth quarter of 2024.
The Company reported net interest income on a tax-equivalent basis in the first quarter of 2025 of $108.4 million compared to $109.0 million in the prior quarter, with the decrease primarily due to less days in the period. NIM was 3.55% for the first quarter of 2025 compared to 3.50% for the previous quarter. NIM improvement was driven by a decrease in rates paid on interest-bearing deposit balances of 24 basis points compared to a decrease in yields on earning assets of 10 basis points. The cost of interest-bearing deposits decreased to 3.13% from 3.37% in the previous quarter and the contractual yield on loans HFI decreased to 6.31% from 6.40% in the fourth quarter of 2024.
Holmes continued, “The Company continued to optimize the balance sheet, appropriately managing growth, liquidity and credit while maintaining core deposits and delivering loan growth for the quarter. Net interest income was impacted by fewer business days, but we managed margin and liquidity by reducing higher cost deposits. Our markets, including our two new additions of Asheville, North Carolina and Tuscaloosa, Alabama, are gaining momentum and should help us achieve our relationship growth goals in 2025.”
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FB Financial Corporation
First Quarter 2025 Results

Noninterest Income
Core noninterest income* was $23.6 million for the first quarter of 2025, compared to $24.2 million and $23.6 million for the prior quarter and first quarter of 2024, respectively.
Mortgage banking income was $12.4 million in the first quarter of 2025, compared to $10.6 million in the prior quarter and $12.6 million in the first quarter of 2024.
Noninterest Expense
Core noninterest expense* during the first quarter of 2025 was $79.1 million compared to $72.7 million for the prior quarter and $71.9 million for the first quarter of 2024. During the first quarter of 2025, the Company’s core efficiency ratio*1 was 59.9%, compared to 54.6% in the previous quarter and 58.1% in the first quarter of 2024. Core banking noninterest expense* was $66.5 million for the quarter, compared to $60.7 million in the prior quarter and $59.8 million in the first quarter of 2024.
Chief Financial Officer Michael Mettee commented, “Noninterest expenses increased in the first quarter, primarily driven by higher performance-based compensation and the impact of seasonal compensation adjustments.”
Credit Quality
In the first quarter, the Company recorded provision expenses of $1.9 million related to loans HFI and $386 thousand related to unfunded loan commitments. The Company had an allowance for credit losses on loans HFI as of the end of the first quarter of 2025 of $150.5 million, representing 1.54% of loans HFI compared to $151.9 million, or 1.58% of loans HFI as of December 31, 2024.
The Company had net charge-offs of $3.3 million in the first quarter of 2025, representing annualized net charge-offs of 0.14% of average loans HFI, compared to 0.47% in the prior quarter and 0.02% in the first quarter of 2024.
The Company’s nonperforming loans HFI as a percentage of total loans HFI decreased to 0.79% as of the end of the first quarter of 2025, compared to 0.87% at the previous quarter-end and 0.73% at the end of the first quarter of 2024. Nonperforming assets as a percentage of total assets decreased to 0.84% as of the end of the first quarter of 2025, compared to 0.93% at the end of the prior quarter and 0.75% as of the end of the first quarter of 2024.
Holmes commented, “Our allowance for credit losses remained relatively stable, ensuring preparedness for a wide range of economic conditions. As economic uncertainty lingers, our balance sheet is well-positioned to navigate this period.”
Capital
The Company maintained its strong capital position in the first quarter, resulting in a preliminary total risk-based capital ratio of 15.2%, preliminary common equity tier 1 ratio of 12.8% and tangible common equity to tangible assets ratio* of 10.5%. The Company repurchased 208,680 shares during the quarter.
Holmes continued, “The Company continues to maintain ample capital for both organic growth and strategic opportunities. In the first quarter, we demonstrated this by executing share buybacks and announcing our pending merger with Southern States Bancshares, Inc. We are well-positioned for opportunities, as well as uncertainties, and are alert for opportunities to deploy capital.”
Summary
Holmes finalized, “As we wrap up the first quarter of 2025, we are pleased with our results and excited about our path forward. The team is energized and ready to continue leveraging the momentum they have worked hard to create, driving forward to deliver value to our customers and shareholders.”
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company’s financial results on April 15, 2025, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-877-883-0383 (confirmation code 4248151) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call through April 22, 2025, by dialing 1-877-344-7529 and entering confirmation code 8228154.
A live online broadcast of the Company’s quarterly conference call will be available online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=sX4iWiXw. An online replay will be available on the Company’s website approximately two hours after the conclusion of the call and will remain available for 12 months.

*Non-GAAP financial measure;1A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2025 Financial Supplement.

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FB Financial Corporation
First Quarter 2025 Results

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank with 77 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FB Financial Corporation has approximately $13.14 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Keith Hancock	Michael Mettee
404-310-2368	615-564-1212
keith.hancock@firstbankonline.com	mmettee@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the First Quarter 2025 Financial Supplement and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the First Quarter 2025 Financial Supplement and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on April 14, 2025.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Earnings Release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations, including expectations around changing economic markets and statements regarding the proposed merger of Southern States Bancshares, Inc. (“Southern States”) with the Company (the “Proposed Merger”) and expectations with regard to the benefits of the Proposed Merger. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management’s current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) changes or the lack of changes in government interest rate policies and the associated impact on the Company’s business, net interest margin, and mortgage operations, (3) increased competition for deposits, (4) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers of investment securities, or the impact of interest rates on the value of our investment securities portfolio, (5) any deterioration in commercial real estate market fundamentals, (6) risks associated with the Proposed Merger, including (a) the risk that the cost savings and any revenue synergies from the Proposed Merger is less than or different from expectations, (b) disruption from the Proposed Merger with customer, supplier, or employee relationships, (c) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Agreement and Plan of Merger by and between the Company and Southern States, (d) the failure to obtain necessary regulatory approvals for the Proposed Merger, (e) the failure to obtain the approval of the Company’s and Southern States’ shareholders in connection with the Proposed Merger, (f) the possibility that the costs, fees, expenses and charges related to the Proposed Merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (g) the failure of the conditions to the Proposed Merger to be satisfied, (h) the risks related to the integration of the combined businesses, including the risk that the integration will be materially delayed or will be more costly or difficult than expected, (i) the diversion of management time on merger-related issues, (j) the ability of the Company to effectively manage the larger and more complex operations of the combined company following the Proposed Merger, (k) the risks associated with the Company’s pursuit of future acquisitions, (l) the risk of expansion into new geographic or product markets, (m) reputational risk and the reaction of the parties’ customers to the Proposed Merger, (n) the Company’s ability to successfully execute its various business strategies, including its ability to execute on potential acquisition opportunities, (o) the risk of potential litigation or regulatory action related to the Proposed Merger, and (p) general competitive, economic,
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FB Financial Corporation
First Quarter 2025 Results

political, and market conditions, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, other potential future acquisitions, (8) the Company’s ability to manage any unexpected outflows of uninsured deposits and avoid selling investment securities or other assets at an unfavorable time or at a loss, (9) the Company’s ability to successfully execute its various business strategies, (10) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (11) the effectiveness of the Company’s controls and procedures to detect, prevent, mitigate and otherwise manage the risk of fraud or misconduct by internal or external parties, including attempted physical-security and cybersecurity attacks, denial-of-service attacks, hacking, phishing, social-engineering attacks, malware intrusion, data-corruption attempts, system breaches, identity theft, ransomware attacks, environmental conditions, and intentional acts of destruction, (12) the Company’s dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, (13) the impact, extent and timing of technological changes, (14) concentrations of credit or deposit exposure, (15) the impact of natural disasters, pandemics, acts of war or terrorism, or other catastrophic events, (16) events giving rise to international or regional political instability, including the broader impacts of such events on financial markets and/or global macroeconomic environments, and/or (17) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company.
The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted pre-tax pre-provision net revenue, consolidated core revenue, consolidated core and segment noninterest expense and consolidated core noninterest income, consolidated core efficiency ratio (tax-equivalent basis), and adjusted return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, and adjusted return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.
The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures.
A reconciliation of these measures to the most directly comparable GAAP financial measures is included in the Company’s First Quarter 2025 Financial Supplement, which is available at https://investors.firstbankonline.com.
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FB Financial Corporation
First Quarter 2025 Results

Financial Summary and Key Metrics
(Unaudited)
(dollars in thousands, except share data)

	As of or for the Three Months Ended
	Mar 2025	Dec 2024	Mar 2024
Selected Balance Sheet Data
Cash and cash equivalents	$794,706	$1,042,488	$870,730
Investment securities, at fair value	1,580,720	1,538,008	1,464,682
Loans held for sale	172,770	126,760	82,704
Loans HFI	9,771,536	9,602,384	9,288,909
Allowance for credit losses on loans HFI	(150,531)	(151,942)	(151,667)
Total assets	13,136,449	13,157,482	12,548,320
Interest-bearing deposits (non-brokered)	8,623,636	8,625,113	8,191,962
Brokered deposits	414,428	469,089	130,845
Noninterest-bearing deposits	2,163,934	2,116,232	2,182,121
Total deposits	11,201,998	11,210,434	10,504,928
Borrowings	168,944	176,789	360,821
Allowance for credit losses on unfunded commitments	6,493	6,107	7,700
Total common shareholders’ equity	1,601,962	1,567,538	1,479,526
Selected Statement of Income Data
Total interest income	$179,706	$186,369	$176,128
Total interest expense	72,065	77,988	76,638
Net interest income	107,641	108,381	99,490
Total noninterest income	23,032	21,997	7,962
Total noninterest expense	79,549	73,174	72,420
Earnings before income taxes and provisions for credit losses	51,124	57,204	35,032
Provisions for credit losses	2,292	7,084	782
Income tax expense	9,471	12,226	6,300
Net income applicable to noncontrolling interest	—	8	—
Net income applicable to FB Financial Corporation	$39,361	$37,886	$27,950
Net interest income (tax-equivalent basis)	$108,427	$109,004	$100,199
Adjusted net income*	$40,108	$39,835	$39,890
Adjusted pre-tax, pre-provision net revenue*	$52,134	$59,829	$51,180
Per Common Share
Diluted net income	$0.84	$0.81	$0.59
Adjusted diluted net income*	0.85	0.85	0.85
Book value	34.44	33.59	31.55
Tangible book value*	29.12	28.27	26.21
Weighted average number of shares outstanding - fully diluted	47,024,211	46,862,935	46,998,873
Period-end number of shares	46,514,547	46,663,120	46,897,378
Selected Ratios
Return on average:
Assets	1.21%	1.14%	0.89%
Shareholders’ equity	10.1%	9.63%	7.70%
Tangible common equity*	11.9%	11.5%	9.29%
Efficiency ratio	60.9%	56.1%	67.4%
Core efficiency ratio (tax-equivalent basis)*	59.9%	54.6%	58.1%
Loans HFI to deposit ratio	87.2%	85.7%	88.4%
Noninterest-bearing deposits to total deposits	19.3%	18.9%	20.8%
Net interest margin (tax-equivalent basis)	3.55%	3.50%	3.42%
Yield on interest-earning assets	5.91%	6.01%	6.03%
Cost of interest-bearing liabilities	3.16%	3.40%	3.56%
Cost of total deposits	2.54%	2.70%	2.76%
Credit Quality Ratios
Allowance for credit losses on loans HFI as a percentage of loans HFI	1.54%	1.58%	1.63%
Annualized net charge-offs as a percentage of average loans HFI	0.14%	0.47%	0.02%
Nonperforming loans HFI as a percentage of loans HFI	0.79%	0.87%	0.73%
Nonperforming assets as a percentage of total assets	0.84%	0.93%	0.75%
Preliminary Capital Ratios (consolidated)
Total common shareholders’ equity to assets	12.2%	11.9%	11.8%
Tangible common equity to tangible assets*	10.5%	10.2%	9.99%
Tier 1 leverage	11.4%	11.3%	11.3%
Tier 1 risk-based capital	13.1%	13.1%	12.8%
Total risk-based capital	15.2%	15.2%	15.0%
Common equity Tier 1	12.8%	12.8%	12.6%
*Non-GAAP financial measure; A reconciliation of non-GAAP measures to the most directly comparable GAAP measure is included in the Company’s First Quarter 2025 Financial Supplement.
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